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                                                                   EXHIBIT 99(b)


To the Shareholders and Board of Directors of REX Stores Corporation:

We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.

This letter and its contents are intended solely for the internal use of REX Stores Corporation. However, REX Stores Corporation may reveal to third parties that it has received this letter and describe its contents. This letter is not intended to be and should not be used by anyone other than REX Stores Corporation.


                                                       /s/ Arthur Andersen LLP

Cincinnati, Ohio
April 17, 2002